Exhibit 5.1
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                        WILSON SONSINI GOODRICH & ROSATI

                            PROFESSIONAL CORPORATION


                               650 PAGE MILL ROAD              JOHN ARNOT WILSON
                                                                    RETIRED
                        PALO ALTO, CALIFORNIA 94304-1050

                  TELEPHONE 650-493-9300 FACSIMILE 650-493-6811




                                  May 19, 1998


Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May __, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 25,000 shares of your Common Stock (the "Shares") reserved for issuance under the Non-Qualified Stock Option Agreement (the "Agreement").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Agreement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.



                                            Sincerely,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI
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